ICN Pharmaceuticals Announces Proposed $100 Million
Debt Offering

NEW YORK, July 7 -- ICN Pharmaceuticals, Inc. (NYSE: ICN - news) today announced that it intends to issue an additional $100 million of its 8-3/4% Senior Notes due 2008 through a private placement. It is expected that the transaction will close in July of this year. ICN intends to utilize the proceeds of the offering for general corporate purposes including refinancing of existing corporate and subsidiary debt, and acquisitions. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. ICN manufactures and markets a broad range of prescription and non-prescription pharmaceuticals and biotechnology research products in over 90 countries. The company employs some 13,000 people worldwide. ICN has operations in North and Latin America, Western, Central and Eastern Europe, and the Pacific Rim countries. Additional information is also available on the corporate website at http://www.icnpharm.com.
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THE 'SAFE HARBOR' STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT
OF 1995. This press release contains forward-looking statements that involve risks and uncertainties including, but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, financial impact of devaluations, the progress of FDA reviews, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.